As filed with the Securities and Exchange Commission on April 28, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARRAH’S ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	62-1411755
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of Registrant’s Principal Executive Offices)

HARRAH’S ENTERTAINMENT, INC. MANAGEMENT EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Michael D. Cohen

Vice President, Associate General Counsel and Corporate Secretary

Harrah’s Entertainment, Inc.

One Harrah’s Court

Las Vegas, NV 89119

702-407-6000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (3)
Non-Voting Common Stock, $.01 par value per share (the “Non-Voting Common Stock”) offered under the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”)	3,733,835 shares	$100 per share	$373,383,500.00	$0

(1)	Together with an indeterminate number of shares of Non-Voting Common Stock that may be necessary to adjust the number of shares of Non-Voting Common Stock reserved for issuance pursuant to the Equity Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding shares of Non-Voting Common Stock of the Company.
(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on (a) with respect to 3,238,654 shares of Non-Voting Common Stock underlying outstanding options granted under the Equity Plan prior to the filing date of this Registration Statement, the per-share exercise price of such options and (b) with respect to 495,181 shares of Non-Voting Common Stock reserved for future issuance under the Equity Plan, the book value of such shares.
(3)	In accordance with Rule 457(p) of the Securities Act, the aggregate total dollar amount of the Registration Fee is being offset in full by the dollar amount of registration fees previously paid in respect of unissued shares previously registered by the Company. Prior to this offset, a registration fee of $14,674 (calculated based on the number of shares of Non-Voting Common Stock registered hereunder) would have been payable pursuant to this filing. However, a $97,579 registration fee was previously paid for the 11,500,000 shares that were registered in connection with Form S-8 Registration Statement File No. 333-133609 filed with the Securities and Exchange Commission on April 27, 2006. The Company has filed a post-effective amendment to its Form S-8 Registration Statement File No. 333-133609 on April 24, 2008 to deregister 11,5000,000 shares of the Company’s common stock that are not subject to outstanding option grants under prior equity award plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended, (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Securities and Exchange Commission (the “Commission”) by Harrah’s Entertainment, Inc. (the “Company” or the “Registrant”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission on February 29, 2008 (the “Annual Report”);

(ii)	the description of the Non-Voting Common Stock set forth in the Company’s registration statement on Form S-8 (File No. 333-148961) filed with the Commission under the Securities Act on January 31, 2008; and

(iii)	all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Michael D. Cohen, Vice President, Associate General Counsel and Corporate Secretary of the Registrant, who has rendered the opinion attached hereto as Exhibit 5.1, is eligible to receive stock option awards pursuant to the Equity Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers each of the Company and Harrah’s Operating Company, Inc. (“Harrah’s Operating”) to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company and Harrah’s Operating may purchase insurance on behalf of any of their respective directors, officers, employees or agents.

Article X of the Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by the DGCL.

The Company has entered into indemnification agreements with its executive officers and certain other officers. Generally, the indemnification agreements provide that the Company will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. “Claim” is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by the Company or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. “Indemnifiable Event” is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of the Company, or is or was serving at the request of the Company or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. The Company is obligated to advance expenses incurred by an officer or director in connection with any Indemnifiable Event, provided, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the officer to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to indemnification under applicable law, the Certificate of Incorporation, any agreement or otherwise. In addition, pursuant to indemnification agreements, certain officers are entitled to expense advancement of reasonable expenses incurred by the officer in pursuing an action to enforce the right of advancement.

The Company carries insurance policies which cover its individual directors and officers for legal liability and which would pay on the Company’s behalf for expenses of indemnifying directors and officers in accordance with the Company’s Certificate of Incorporation.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability: for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or for any transaction from which the director derived an improper personal benefit. Article X of the Company’s Certificate of Incorporation eliminates the liability of a director of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed with or incorporated by reference into this Registration Statement:

4.1	Amended and Restated Certificate of Incorporation of Harrah’s Entertainment, Inc.

4.2	Management Investor Rights Agreement.

4.3	Harrah’s Entertainment, Inc. Management Equity Incentive Plan.

5.1	Opinion of Counsel regarding the validity of securities being registered.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on this 28th day of April, 2008.

HARRAH’S ENTERTAINMENT, INC.

/s/ GARY W. LOVEMAN
Name:	Gary W. Loveman
Title:	Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Gary W. Loveman, Stephen H. Brammell and Michael D. Cohen, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on this 28th day of April, 2008.

Signature	Title
/s/ GARY W. LOVEMAN
Gary W. Loveman	Director, Chairman of the Board, Chief Executive Officer and President

/s/ JONATHAN S. HALKYARD
Jonathan S. Halkyard	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)

/s/ ANTHONY D. MCDUFFIE
Anthony D. McDuffie	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)

/s/ CHARLES L. ATWOOD
Charles L. Atwood	Director and Vice Chairman

/s/ JEFFREY BENJAMIN
Jeffrey Benjamin	Director

/s/ DAVID BONDERMAN
David Bonderman	Director

Anthony Civale	Director

Jonathan Coslet	Director

/s/ KELVIN DAVIS
Kelvin Davis	Director

/s/ KARL PETERSON
Karl Peterson	Director

/s/ ERIC PRESS
Eric Press	Director

/s/ MARC ROWAN
Marc Rowan	Director

Jeanne P. Jackson	Director

Lynn C. Swann	Director

/s/ CHRISTOPHER J. WILLIAMS
Christopher J. Williams	Director

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Certificate of Incorporation of Harrah’s Entertainment, Inc.	Incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 (File No. 333-148961) filed with the Commission on January 31, 2008.

4.2	Management Investor Rights Agreement	Incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-8 (File No. 333-148961) filed with the Commission on January 31, 2008.

4.3	Harrah’s Entertainment, Inc. Management Equity Incentive Plan	Filed herewith

5.1	Opinion of counsel regarding the validity of securities being registered	Filed herewith

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of counsel (included in 5.1)	Filed herewith

24	Power of Attorney (included on signature page)	Filed herewith